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                                                              EXHIBIT 99(c)(36)

To the Board of Directors of Oacis Healthcare Holdings Corp.:




                                   RESIGNATION

THE UNDERSIGNED, Dennis G. Sisco, hereby resigns as a Director of Oacis Healthcare Holdings Corp. (the "Company"), any subsidiary of the Company and any committee of the Board of Directors of the Company or of any such subsidiary, effective upon the purchase by Oscar Acquisition Corporation, a Delaware corporation and a wholly-owned subsidiary of Science Applications International Corporation, of the shares of common stock, par value $0.01 per share, of the Company tendered in the offer to purchase all outstanding shares of Company common stock pursuant to the Merger Agreement dated the date hereof.



                                             /s/  Dennis G. Sisco
                                             ----------------------------------
                                             Dennis G. Sisco


Dated: February 20, 1999